Consent of Independent Registered Public Accounting Firm

The Board of Trustees of The MainStay Funds,
and the Board of Directors of Eclipse Funds Inc.:

We consent to the use of our reports dated December 22, 2008, with respect to the financial statements of the MainStay Capital Appreciation Fund, a series of The MainStay Funds, and the MainStay Growth Equity Fund, a series of Eclipse Funds Inc., as of October 31, 2008, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Highlights of MainStay Growth Equity Fund” in the Proxy Statement/Prospectus and Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 18, 2009